Sooner Holdings, Inc.
                         Corporate Governance Principles

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In order to help  shareholders  understand the Sooner  Holdings (the  "Company")
Board of Directors and governance practices, the following is a description of the Company's corporate governance principles and current practices. The Governance and Nominating Committee reviews these practices periodically.


                          Responsibilities of the Board
                          -----------------------------

Role of the Board

The Company's business is conducted by its employees, managers and corporate officers led by the chief executive officer ("CEO"), with oversight from the Board. The Board selects the CEO and works with the CEO to elect/appoint other corporate officers who are charged with managing the business of the Company. The Board has the responsibility of overseeing, counseling and directing the corporate officers to ensure that the long-term interests of the Company and its shareholders are being served. The Board does not involve itself directly with the CEO's and other officer's management of the Company. The Board and the corporate officers recognize that the long-term interests of the Company and its shareholders are advanced when they take into account the concerns of employees, customers, suppliers and communities.

Board Responsibilities

The basic responsibility of the directors is to exercise their reasonable and prudent business judgment on behalf of the Company and to act appropriately when representing themselves for and on behalf of the Company. In discharging this obligation, directors rely on, among other things, the Company's corporate officers, outside advisors and auditors.

The Board's general oversight responsibilities include, but are not limited to, the following: (1) evaluate the CEO's performance and review the Company's succession plan for the CEO and other elected officers; (2) review the long-range business plans of the Company and monitor performance relative to achievement of those plans; (3) consider long-range strategic issues and risks to the Company; and (4) approve policies of corporate conduct that continue to promote and maintain the integrity of the Company.

CEO Performance Evaluation

At the end of each year, the CEO presents his performance objectives for the upcoming year to the directors for their approval. The directors then meet privately to discuss the CEO's performance for the current year against his


                                                                    Exhibit 20.4
                                                               Page 1 of 5 Pages
current performance objectives; they review that evaluation with the CEO. The Compensation Committee uses this performance evaluation in the course of its deliberations when considering the CEO's compensation in accordance with the policies and procedures in that Committee's charter.

CEO and Management Succession

The Board views CEO selection and management succession as one of its important responsibilities. The CEO reports annually to the Governance and Nominating Committee on planning for CEO succession. The Board also reviews and monitors the plan of succession for elected officers. When succession of the CEO occurs, this Committee manages the process of identifying and selecting the new CEO with the full participation of each of the directors.

It has been the policy of the Company that the positions of CEO and Chairman may be held by the same person. The Board believes that having the flexibility to combine these two positions is in the best interests of the Company. If, however, the CEO were to hold the position of Chairman, the Board would consider the appointment of a lead director.

Ethics and Conflicts of Interest

The Board expects the directors, officers and employees to act ethically at all times and acknowledge their adherence to the policies comprising the Company's codes of ethical conduct. The Board will promptly disclose any waivers from the Company's Code of Ethical Business Conduct, which applies to the Board. If an actual or potential conflict of interest arises for a director, the director shall promptly inform the Chairman of the Board or the Chairperson of the Governance, Organization and Nominating Committee. All directors will recuse themselves from any discussion or decision affecting their personal, business or professional interests. The Company shall not, directly or indirectly, extend or maintain credit, arrange for or renew an extension of credit in the form of a personal loan to or for any director or executive officer.

Board's Interaction With Stakeholders

The CEO and other corporate officers are responsible for establishing effective communications with the Company's stakeholders, including shareholders, customers, communities, employees, suppliers, creditors, governments and corporate partners. It is the policy of the Board that management speaks for the Company. This policy, however, does not preclude independent directors from meeting with stakeholders, but it is the norm that, where appropriate, directors notify and consult with management before any such meetings.


                                                                    Exhibit 20.4
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                                Board Composition
                                -----------------

Board Size and Composition

The Board will have a substantial portion of directors who meet the criteria for independence of the Over The Counter Bulletin Board (OTB:BB) Exchange. The Governance and Nominating Committee reviews annually the appropriate skills and characteristics required of Board members in light of the current make-up of the Board. This assessment includes issues of expertise, independence, integrity, diversity and age, as well as skills relating to operations, finance, marketing, technology and public policy. The Committee has not established specific minimum eligibility requirements for Board members other than integrity, a commitment to act in the best interests of all shareholders, requirements relating to age and ensuring that a substantial portion of the Board remains independent.

Selection of Directors

Under the Bylaws, the Board has authority to fill vacancies on the Board and to nominate candidates for election by the shareholders. The screening process is handled by the Nominating Committee in accordance with the policies and principles in its charter with direct input from the other directors.

Outside Board Memberships

The CEO and other elected officers must seek the approval of the Nominating Committee before accepting outside board memberships with for-profit entities. Each director is expected to ensure that other commitments, including outside board memberships, do not interfere with their duties and responsibilities as a member of the Company's Board.

Director Compensation and Stock Ownership

It is the general policy of the Board that its  compensation  should be a mix of
cash  and  equity-based   compensation  with  a  significant   portion  of  such
compensation in the form of the Company's stock or stock-equivalent units.

The form and amount of director compensation will be determined by the Nominating Committee. The Committee periodically reviews and compares the Company's Board compensation to director compensation at peer companies that are also benchmarks for the Company's executive compensation program.


                                                                    Exhibit 20.4
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                          Board and Committee Meetings
                          ----------------------------

Board Agenda and Meetings

The Chairman, the CEO and the committee chairpersons establish the agendas for Board and committee meetings. Each director is free to suggest items for the agenda and each director is free to raise at any Board meeting subjects that are not on the agenda for that meeting. Information and data that are important to the Board's understanding of the matters to be covered at a Board meeting will be distributed to the directors before the meeting. Directors should review in advance any materials sent to them in order to take part in a meaningful deliberation at the meeting. Directors are expected to attend all Board meetings, as well as the Annual Meeting of Shareholders.

Executive Sessions

The nonemployee director(s) meet privately in executive sessions to review the performance of the CEO and to review recommendations of the Compensation Committee concerning compensation for employee directors and other elected officers. The nonemployee directors have the opportunity to meet in executive session to consider such matters as they deem appropriate, without management being present, as a regularly scheduled agenda item for every Board meeting.

Director Access to Officers and Employees

Directors have full and free access to officers and employees of the Company.

Committees of the Board

The  Board  has  the  following  three  committees:  Audit,  Compensation,   and
Governance and Nominating. Employee and nonemployee directors serve on the Audit, Compensation, Governance and Nominating Committees. Chairpersons and members of these three committees are rotated periodically, as appropriate. Members of the Audit Committee periodically meet privately with representatives of Kabani & Company, Inc., the Company's independent auditors, and with the Company President responsible for carrying out the internal audit function.

Each committee has a written charter, approved by the Board, which describes the committee's general authority and responsibilities. The committee chair reports on the items discussed and actions taken at their meetings to the Board following each committee meeting. Committee materials are provided to the committee members in advance of the meeting so as to allow members time to prepare for a discussion of the items at the meeting. Each committee undertakes an annual review of its charter and works with the Board to make appropriate revisions. The Board may, from time to time, establish and maintain additional committees. Members of the Board's committees are expected to attend all meetings.


                                                                    Exhibit 20.4
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Independent Advice

The Board and its committees may seek legal, financial or other expert advice from a source independent of management. The Board of Directors must approve, beforehand, any expenses associated with the aforementioned advice it may seek.

Board and Committee Performance Evaluation

With the goal of increasing the effectiveness of the Board and its relationship to management, the Governance and Nominating Committee evaluates the Board's performance as a whole. The evaluation process, which occurs annually, includes a survey of the individual views of all directors, which are then shared with the full Board.



















                                                                    Exhibit 20.4
                                                               Page 5 of 5 Pages